Exhibit 99.1

          PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette (314/877-7113) or
Matt Pudlowski (314/877-7091)

RALCORP HOLDINGS ANNOUNCES RESULTS FOR THE
QUARTER AND YEAR ENDED SEPTEMBER 30, 2009

St. Louis, MO, November 10, 2009 … Ralcorp Holdings, Inc. (NYSE:RAH) today reported results for the fourth quarter and full fiscal year ended September 30, 2009.  Reported diluted earnings per share were $1.40 for the quarter and $5.09 for the year ended September 30, 2009 compared to $.90 and $5.38 for the corresponding periods last year, including the effects of certain special items related to Ralcorp’s investment in Vail Resorts, Inc. (NYSE:MTN) and the Post Foods acquisition as follows:

	Three Months Ended		Year Ended
	September 30,		September 30,
	2009	2008	2009	2008
Gain on forward sale contracts	$ -	$ .39	$ .20	$ 2.32
Gain on sale of securities	.30	.10	.79	.15
Equity in (loss) earnings of Vail Resorts, Inc.	-	(.02)	.17	.45
Post Foods inventory valuation adjustment	-	(.32)	-	(.47)
Post Foods transition and integration costs	(.04)	(.09)	(.35)	(.16)

Fourth quarter diluted earnings per share excluding the items above were $1.14 compared to $.84 last year, a 36% increase.  The corresponding annual figure was $4.28 compared to $3.09 last year, a 39% increase.

Ralcorp acquired Post Foods (included in the Cereals segment) on August 4, 2008 and Harvest Manor Farms (included in the Snacks segment) on March 20, 2009.  In addition to quantifying the incremental amounts from these acquisitions, the discussions below include references to the base businesses, meaning businesses that were owned by Ralcorp (and therefore included in operating results) for the duration of each of the periods being compared (i.e., excluding businesses acquired since the beginning of the comparative period of the prior fiscal year).

Fourth quarter net sales grew $109.7 million, with a $89.6 million increase from Post Foods and $44.5 million from Harvest Manor, and annual net sales were up $1,067.5 million due to an $890.1 million increase from Post Foods and $90.5 million from Harvest Manor.  Total segment profit contribution for the base businesses grew 32% for the quarter and 36% for the year.  Base business raw material costs were lower for the fourth quarter but nearly $70 million higher for the year.

Commenting on the Post Foods’ business, co-CEO David Skarie said, “Post delivered over $300 million in EBITDA during our first year of ownership, which met our expectations.  We are pleased that the business met our objectives despite a difficult transition and increased competitive pressure, particularly in the last six months of our fiscal year.  We have met with all of our major customers to reinforce our commitment to growing this business on both a short and long term basis.  The customers are excited about our plans for the coming year as we improve our competitive position.  In addition, now that Post is firmly on the Ralcorp platform, we will begin driving costs out of the business.”

Regarding the financial condition of Ralcorp, co-CEO Kevin Hunt said, “We finished the year with a strong balance sheet and excellent liquidity.  We remain dedicated to creating long-term value for our shareholders.  We expect that our solid cash position and committed financing will allow us to actively evaluate value-creating acquisition opportunities and additional share repurchases.”

Other reported results for the quarter ended September 30, 2009 included:
•
Net sales increased 13%, primarily as a result of the Post Foods and Harvest Manor acquisitions and improved pricing (which had lagged cost increases in previous periods), partially offset by base business volume declines in every segment.

•	Total segment profit contribution was up 50%, primarily due to acquisitions and the timing of commodity cost changes, slightly offset by a decrease in overall base business net sales.
•	Food EBITDA increased to $159.8 million compared to $86.4 million last year, generally due to incremental EBITDA from Post Foods partially offset by related transition and integration costs.
•	Earnings before income taxes and equity earnings were $122.5 million (compared to $68.1 million a year ago) including the special items related to Vail Resorts and Post Foods, as discussed below.
•	Equity in loss of Vail Resorts, Inc. (after tax) was zero compared to $1.1 million ($.02 per share) a year ago.
•	Net earnings were $79.9 million compared to $41.1 million last year.
•	Weighted average shares for diluted EPS rose to 57.1 million from 45.6 million a year ago, primarily as a result of the 30.5 million shares issued in the Post Foods acquisition.

Segment results and other key measures are summarized in the following tables (in millions):

	Three Months Ended		Year Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net Sales
Cereals	$ 474.7	$ 380.4	$ 1,873.9	$ 936.5
Frozen Bakery Products	164.8	178.7	694.8	711.8
Snacks	210.4	178.9	793.7	687.0
Sauces and Spreads	133.3	135.5	529.5	489.1
Total	$ 983.2	$ 873.5	$ 3,891.9	$ 2,824.4

Profit Contribution
Cereals	$ 94.5	$ 57.6	$ 342.6	$ 118.1
Frozen Bakery Products	20.0	15.8	69.1	63.7
Snacks	16.6	15.0	79.5	47.1
Sauces and Spreads	11.4	6.6	38.1	15.7
Total segment profit contribution	142.5	95.0	529.3	244.6
Interest expense, net	(26.1)	(21.0)	(99.0)	(54.6)
Gain on forward sale contracts	-	27.8	17.6	111.8
Gain on sale of securities	26.8	7.1	70.6	7.1
Restructuring charges	(.1)	-	(.5)	(1.7)
Acquired inventory valuation adjustment	-	(23.4)	(.4)	(23.4)
Stock-based compensation expense	(3.4)	(3.2)	(13.4)	(11.5)
Post Foods transition and integration costs	(3.5)	(6.3)	(31.6)	(7.9)
Other unallocated corporate expenses	(13.7)	(7.9)	(35.1)	(23.9)
Earnings before Income Taxes
and Equity (Loss) Earnings	$ 122.5	$ 68.1	$ 437.5	$ 240.5

Reconciliation of Food EBITDA to Net Earnings
Food EBITDA	$ 159.8	$ 86.4	$ 593.0	$ 275.7
Depreciation and amortization	(38.0)	(32.2)	(144.7)	(99.5)
Interest expense, net	(26.1)	(21.0)	(99.0)	(54.6)
Gain on forward sale contracts	-	27.8	17.6	111.8
Gain on sale of securities	26.8	7.1	70.6	7.1
Income taxes	(42.6)	(25.9)	(156.9)	(86.7)
Equity in (loss) earnings of Vail Resorts, Inc.,
net of related deferred income taxes	-	(1.1)	9.8	14.0
Net Earnings	$ 79.9	$ 41.1	$ 290.4	$ 167.8

Cereals Segment Results
As detailed above, the increase in year-over-year net sales in the Cereals segment is attributable primarily to the timing of the acquisition of Post Foods last year.  Post Foods’ sales were $270.1 million and $1,070.6 million for the quarter and year ended September 30, 2009, respectively.  Compared to last year’s fourth quarter (including the pre-acquisition period), total Post cereal net sales were down 7%, as a 15% volume shortfall was partially offset by higher pricing.  That volume decline cut across most major brands and was largely due to reductions in Post promotional activity, down-weighting on selected products, and heightened competitive activity.  Base business net sales (i.e., excluding Post Foods) grew 2% for the fourth quarter and 6% for the year.  Base business volume was down 1% for the quarter and up 4% for the year, while net prices were higher.  The base business continues to increase distribution with most of its largest retail cereal customers and also benefited from a favorable sales mix, excluding the effects of declines in co-manufacturing sales.
The segment’s profit contribution increased significantly as a result of the acquisition.  Profit from Post Foods was about $73.6 million for the quarter (net of $3.2 million of amortization related to brands and customer relationships and $10.3 million of depreciation) and about $250.6 million for the year (net of $12.6 million of amortization and $38.0 million of depreciation) compared to $43.3 million (net of $2.2 million of amortization and $7.6 million of depreciation) during the final two months of the prior year.  For the quarter, the remaining improvement in the segment’s profit contribution is primarily attributable to higher pricing and reduced raw material costs in the base business.  For the full year, base business profit was improved by higher pricing and overall volume growth, largely offset by the impact of increased costs.

Frozen Bakery Products Segment Results
The Frozen Bakery Products segment’s net sales decreased 8% and 2% compared to last year’s fourth quarter and year, respectively, as a result of 10% and 11% volume declines partially offset by selling price improvements.  The segment’s net sales are being impacted by general economic and competitive conditions.  Sales volume in the foodservice channel, particularly in the higher margin bread category, has been negatively impacted by the loss of a major customer due to pricing actions and lower restaurant traffic at our casual-themed national customers.  In the in-store bakery channel, volume losses were primarily attributable to lower sales of breads (particularly higher priced organic breads) and cookies, partially offset by an increase in frozen dough sales volumes.  Fourth quarter volume was flat in the retail channel, but a decrease for the full year was driven by aggressive pricing and promotion by a branded competitor (particularly in the third quarter) and overall category softness, as well as reduced co-manufacturing business.
The segment’s profit contribution was up 26% and 8% for the quarter and year, respectively, as a result of significant pricing improvements, favorable raw material costs for the quarter and favorable exchange rates, partially offset by the volume declines and an unfavorable product mix.  Although overall raw material costs were favorable for the fourth quarter, they were unfavorable for the year.

Snacks Segment Results
For the three and twelve months ended September 30, 2009, net sales for the Snacks segment increased 18% and 16%, respectively, primarily due to the acquisition of Harvest Manor, as discussed above.  Fourth quarter net sales for the base business were down 7% on an 8% volume shortfall.  For the full year, base business sales were up 2%, as a result of price improvements offset by a 7% volume decline.  Base business volume declines in both the quarter and the year are primarily attributable to segment management’s decision to exit lower margin business in response to the rapid raw material cost escalation over the last eighteen months.
    The segment’s profit contribution for the fourth quarter and full year was higher than last year as a result of incremental profit from Harvest Manor, improved mix, and higher pricing driven by higher input costs.  Results from Harvest Manor added about $1.1 million for the quarter and about $5.6 million for the year.  Raw material costs in the segment’s base business were favorable for the quarter but unfavorable for the full year.

Sauces and Spreads Segment Results
In the Sauces and Spreads segment, fourth quarter net sales decreased 2% as a result of volume declines partially offset by higher selling prices.  Fourth quarter volume was 4% lower, primarily due to the loss of a major low-margin spoonable salad dressing customer and lower sales of jellies and table syrup.  For the year, volume was down 1% but net sales increased 8%, primarily as a result of the timing of price increases in response to rising costs, partially offset by the effect of a change in product mix.
Profit contribution was significantly higher than last year as a result of the improved selling prices in the three and twelve months ended September 30, 2009, partially offset in the twelve-month period by higher input costs.  The segment’s raw material costs were favorable in the fourth quarter but unfavorable for the full year.

Special Items Related to Vail Resorts, Inc. and Post Foods
Earnings comparability was affected by changes in the fair value of the Company’s forward sale contracts related to its shares of Vail Resorts, Inc. (Vail), gains of the sale of Vail shares, and equity method earnings from its investment in Vail.  Fair value adjustments on forward sale contracts resulted in a gain of $27.8 million for the quarter ended September 30, 2008.  On November 21, 2008, the first tranche of the initial contract was settled and Ralcorp delivered 890,000 shares, and on June 4, 2009, all remaining contracts were settled and Ralcorp delivered 3,503,263 shares.  As a result of this significant reduction in ownership, Ralcorp ceased recognizing earnings from Vail on the equity method as of June 2009.  Ralcorp sold its remaining 2,601,543 shares on the open market during the fourth quarter of 2009 with gains totaling $26.8 million, while results for the fourth quarter of fiscal 2008 included a $7.1 million gain on the sale of 368,700 shares on the open market.  As of September 30, 2009, Ralcorp owned zero shares of Vail common stock.
As planned, Ralcorp is incurring significant costs related to transitioning Post Foods into Ralcorp’s operations, including decoupling the cereal assets of Post Foods from those of other operations of Kraft Foods Inc. (the former owner), developing stand-alone Post Foods information systems, developing independent sales, logistics and purchasing functions for Post Foods, and other integration tasks.  While a portion of those costs are capitalized, the expense portion totaled $3.5 million and $31.6 million in the quarter and year ended September 30, 2009, respectively, and $6.3 million and $7.9 million in the corresponding periods last year.
Finished goods inventory acquired in the Post Foods acquisition was valued essentially as if Ralcorp were a distributor purchasing the inventory.  This resulted in a one-time allocation of purchase price to acquired inventory which was $23.4 million higher than the historical manufacturing cost of the inventory.  Inventory value and cost of products sold were based on post-acquisition production costs for all product manufactured after the acquisition date.  In the quarter ended September 30, 2008, all of the $23.4 million (non-cash) inventory valuation adjustment was recognized in cost of products sold, reducing net earnings by approximately $15.0 million after the related tax effect.

Additional Information
The following measures, as reported herein, are non-GAAP financial measures which the Company’s management believes provide useful information to investors regarding the performance of Ralcorp’s operations:
•
Diluted earnings per share excluding special items is an additional measure for comparing the earnings generated by operations between periods, without the effects of certain special items related to Ralcorp’s investment in Vail Resorts, Inc. and the Post Foods acquisition (as described above).

•
Food EBITDA (earnings before interest, income taxes, depreciation, and amortization, excluding equity method earnings and other gains or losses related to the Company’s investment in Vail Resorts, Inc.) provides information regarding the performance of Ralcorp’s food business operations, without the effects of the Company’s investment in Vail Resorts, Inc. and related transactions.

•
Total segment profit contribution is an accumulation of the GAAP measures of profit contribution for each reportable segment which are reported to the chief operating decision maker for purposes of making decisions about allocating resources to each segment and assessing its performance, which gives investors a combined measure of these key amounts.

Other unallocated corporate expenses were higher in the three months ended September 30, 2009 primarily as a result of $2.6 million of up-front payments to a business partner for outsourcing of certain procurement functions and related upgrades to the Company's procurement technology platform, as well as increased unallocated systems costs (largely software amortization), incentive compensation, and other unallocated expenses.  These increases were partially offset by a $2.7 million favorability in fair value adjustments related to deferred compensation liabilities.  For additional information regarding the Company’s results and financial position, refer to the statements and schedules below.

Ralcorp produces Post branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts.

RALCORP HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in millions except per share data, shares in thousands)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net Sales	$ 983.2	$ 873.5	$ 3,891.9	$ 2,824.4
Cost of products sold	(704.9)	(698.1)	(2,834.1)	(2,318.1)
Gross Profit	278.3	175.4	1,057.8	506.3
Selling, general and administrative expenses	(156.4)	(121.2)	(609.0)	(328.4)
Interest expense, net	(26.1)	(21.0)	(99.0)	(54.6)
Gain on forward sale contracts	-	27.8	17.6	111.8
Gain on sale of securities	26.8	7.1	70.6	7.1
Restructuring charges	(.1)	-	(.5)	(1.7)
Earnings before Income Taxes
and Equity (Loss) Earnings	122.5	68.1	437.5	240.5
Income taxes	(42.6)	(25.9)	(156.9)	(86.7)
Earnings before Equity (Loss) Earnings	79.9	42.2	280.6	153.8
Equity in (loss) earnings of Vail Resorts, Inc.,
net of related deferred income taxes	-	(1.1)	9.8	14.0
Net Earnings	$ 79.9	$ 41.1	$ 290.4	$ 167.8

Earnings per Share
Basic	$ 1.41	$ .91	$ 5.16	$ 5.51
Diluted	$ 1.40	$ .90	$ 5.09	$ 5.38

Weighted Average Shares
for Basic Earnings per Share	56,368	44,849	56,166	30,321
Dilutive effect of:
Stock options	382	560	437	560
Stock appreciation rights	178	111	151	98
Restricted stock awards	155	115	207	89
Weighted Average Shares
for Diluted Earnings per Share	57,083	45,635	56,961	31,068

RALCORP HOLDINGS, INC.
DEPRECIATION AND AMORTIZATION BY SEGMENT
(In millions)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2009	2008	2009	2008

Cereals	$ 18.8	$ 15.0	$ 71.3	$ 29.5
Frozen Bakery Products	8.8	9.0	35.4	36.3
Snacks	6.0	4.8	22.4	20.2
Sauces and Spreads	2.3	2.2	8.7	8.3
Corporate	2.1	1.2	6.9	5.2
Total	$ 38.0	$ 32.2	$ 144.7	$ 99.5

RALCORP HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions)

	Sept. 30,	Sept. 30,
	2009	2008

Cash and Cash Equivalents	$ 282.8	$ 14.1
All Other Current Assets	671.4	633.7
Noncurrent Assets	4,498.0	4,696.1
Total Assets	$ 5,452.2	$ 5,343.9

Current Liabilities	$ 479.0	$ 391.9
Long-term Debt	1,611.4	1,668.8
Other Noncurrent Liabilities	656.2	871.7
Shareholders' Equity	2,705.6	2,411.5
Total Liabilities and Shareholders' Equity	$ 5,452.2	$ 5,343.9